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                                                               Exhibit 3.1


                             AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  NATROL, INC.


                                    ARTICLE I

      The name of the Corporation is Natrol, Inc.

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

      The total number of shares of capital stock which the Corporation shall have authority to issue is 146,000 of which (a) 40,500 shares shall be preferred stock, par value $.01 per share ("Preferred Stock"), and (b) 105,500 shares shall be common stock, par value $.01 per share.

      Except as otherwise restricted by this Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

      Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.
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      The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

                 A.  CONVERTIBLE PARTICIPATING PREFERRED STOCK

      1. Designation. A total of 27,000 shares of the Corporation's Preferred Stock shall be designated as Convertible Participating Preferred Stock, $.01 par value per share (the "Convertible Stock").

      2.    Election of Directors; Voting.

            (a) Election of Directors. The holders of outstanding shares of Convertible Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation. Such Director shall be the candidate receiving the highest number of affirmative votes (with each holder of Convertible Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Stock held by such holder) of the outstanding shares of Convertible Stock (the "Convertible Stock Director Designee"), with votes cast against such candidate and votes withheld having no legal effect. The election of the Convertible Stock Director Designee by the holders of the Convertible Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Stock called by holders of a majority of the outstanding shares of Convertible Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Stock. If at any time when any share of Convertible Stock is outstanding the Convertible Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b).

            (b) Voting Generally. The holder of each share of Convertible Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock (as defined in Section C of this Article IV) into which each share of Convertible Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or for written consent of stockholders, if applicable. The holder of each share of Convertible Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders excluding those matters required to be submitted to a class or series vote pursuant to the


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      terms hereof (including without limitation Section A.8) or by law.
      Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

      3. Dividends. The holders of Convertible Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, provided, however, that no such dividend may be declared or paid on any shares of Convertible Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock and vice versa, with holders of Convertible Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of a share of Convertible Stock entitled to receive such dividends based on the number of shares of Common Stock into which such share of Convertible Stock is then convertible hereunder. The right to dividends on shares of Convertible Stock shall not be cumulative, and no right shall accrue to holders of Convertible Stock by reason of the fact that dividends on said shares are not declared in any prior period.

      4.    Liquidation.

            (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, an amount in cash equal to (i) $444.44445 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Stock) plus (ii) any declared but unpaid dividends to which such holder of outstanding shares of Convertible Stock is then entitled, if any (the "Convertible Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Stock are not paid in full, the holders of the Convertible Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and provided further, however, that if upon any Liquidation Event the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Redeemable Preferred Stock (as defined in Section B of this Article IV) and Common Stock immediately prior to the record date for distributions in connection with such Liquidation Event, then each outstanding share of Convertible Stock shall receive an amount per share equal to one-half of the liquidation preference for a share of Redeemable Preferred Stock under Section B.4 before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, and


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      thereafter shall share ratably with the holders of Common Stock in the assets available for distribution, with such distributions to be made in cash and as if each share of Convertible Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Convertible Stock immediately prior to any such Liquidation Event. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares into Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

            (b) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Stock each holder of Convertible Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in detail the facts upon which such amount was determined.

      5.    Redemption.

            (a)   Redemption Events.

                  (i) On or After September 26, 2002. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent of the voting power of the outstanding Convertible Stock made at any time on or after September 26, 2002, the Corporation shall redeem all (and not less than all, other than pursuant to Section A.5(e) below) of the outstanding shares of Convertible Stock at the Convertible Redemption Price specified in Section A.5(d). The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Convertible Stock not less than fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

                  (ii) Extraordinary Transactions. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Stock in connection with (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of such surviving corporation is held by stockholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (C) any purchase by any party of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such


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      purchase beneficially owns at least a majority of such voting power immediately after such purchase, or (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless the holders of Convertible Stock shall have elected to convert their shares of Convertible Stock into Redeemable Preferred Stock and Common Stock in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall, on the effective date of such Extraordinary Transaction, redeem all (but not less than all, other than as provided in Section A.5(e) below) of the outstanding shares of Convertible Stock for an amount (subject to Section A.5(e)) equal to the Convertible Liquidation Preference Amount; provided, however, that if upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Stock would receive more than the Convertible Liquidation Preference Amount in the event their shares were converted into Redeemable Preferred Stock and Common Stock immediately prior to such Extraordinary Transaction, then each outstanding share of Convertible Stock shall receive an amount equal to one-half of the per share liquidation preference for a share of Redeemable Preferred Stock under Section B.4 before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Stock, payable in cash, and thereafter shall share ratably with the holders of the Common Stock in the proceeds of such Extraordinary Transaction or, as applicable, shall receive from the Corporation an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Convertible Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Convertible Stock immediately prior to such Extraordinary Transaction. The foregoing election shall be made by such holders giving the Corporation and each holder of Convertible Stock not less than five
      (5) days prior written notice, which notice shall set forth the date for such redemption. The provisions of this Section A.5 shall not in any way limit the right of the holders of Convertible Stock to elect to convert their shares into shares of Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.

            (b) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Convertible Stock upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

                  (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing


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      prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

                  (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                  (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock, provided that if the Corporation and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid in equal amounts by the Corporation and the holders of the outstanding shares of Convertible Stock.

            (c) Notice. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Convertible Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

            (d) Redemption Date; Redemption Price. Upon the election of the holders of not less than sixty-six and two-thirds of the voting power of the outstanding Convertible Stock to cause the Corporation to redeem the Convertible Stock pursuant to Section A.5(a)(i) or (ii), all holders of Convertible Stock shall be deemed to have elected to cause the Convertible Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section A.5(a) shall be referred to as a "Convertible Redemption Date." The redemption price for each share of Convertible Stock redeemed pursuant to Section A.5 shall be the Convertible Liquidation Preference Amount or such greater amount as may be payable pursuant to the proviso to Section A.5(a)(ii), if applicable; provided, however, that if at a Convertible Redemption Date shares of Convertible Stock are unable to be redeemed (as contemplated by Section A.5(e) below), the holders of Convertible Stock shall also be entitled to any interest accrued pursuant to Section A.5(e) (collectively, the "Convertible Redemption Price"). The Convertible Redemption Price shall be payable in cash in immediately available funds on the Convertible Redemption Date except to the extent contemplated by the proviso to Section A.5(a)(ii) and subject to Section A.5(e). Until the full Convertible Redemption Price has been paid for all shares of Convertible Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Convertible Stock in accordance with this


                                        6
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      Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (e) Redemption Prohibited. If, at a Convertible Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Convertible Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to Section A.8(i). The shares of Convertible Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5, then during the period from the applicable Convertible Redemption Date through the date on which such shares are redeemed, the applicable Convertible Redemption Price of such shares shall bear interest at the rate of 10% per annum, which interest rate shall increase by an additional .5% at the end of each six (6) month period thereafter until the Convertible Redemption Price (and any interest thereon) is paid in full, subject to a maximum rate of 15% per annum and with such interest to be compounded annually. In the event the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5 within twelve (12) months after the date on which redemption is required, for any reason, and such failure thereafter continues (the period during which such failure shall continue being referred to herein as a "Voting Period"), the number of Directors constituting the Board of Directors shall be automatically increased by a number equal to the number of Directors then constituting the Board of Directors, plus two, and the holders of shares of Convertible Stock then outstanding shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of shares of Convertible Stock by mailing a notice of such special meeting to such holders, such meeting to be held not more than ten (10) days after the date of mailing of such notice. If the Corporation fails to send a notice, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Convertible Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of shareholders), such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of Directors prescribed in this Section A.5(e), and each share of Convertible Stock shall be entitled


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      to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent). The terms of office of all persons who are Directors of the Corporation at the time of a special meeting of the holders of Convertible Stock to elect Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the persons so elected by such holders, together with the remaining incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period upon the redemption of all outstanding shares of Convertible Stock, the terms of office of the additional Directors elected by the holders of the Convertible Stock shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of such holders to elect additional Directors pursuant to this Section A.5(e) shall cease.

            (f) Dividend After Convertible Redemption Date. From and after a Convertible Redemption Date, no shares of Convertible Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3, provided, however, that in the event that shares of Convertible Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such shares shall continue to be entitled to interest thereon as provided in Sections A.5(e) until the date on which such shares are actually redeemed by the Corporation.

            (g) Surrender of Certificates. Each holder of shares of Convertible Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Stock, and each surrendered certificate shall be canceled and retired. Upon receipt of the certificate or certificates, as the case may be, or an Affidavit of Loss, the Corporation shall pay the applicable Convertible Redemption Price by certified check or wire transfer.

      6. Conversion. The holders of the Convertible Stock shall have the following conversion rights:

            (a) Voluntary Conversion. At any time the holders of shares of Convertible Stock shall be entitled, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock as provided in Section A.6(c) below, without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Stock to be converted into (i) the number of fully paid and nonassessable


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      shares of Common Stock (as hereinafter defined) which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Stock and (ii) one half (.5) of a fully paid and nonassessable share of Redeemable Preferred Stock per share of Convertible Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence all holders of the Convertible Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Stock pursuant to this Section A.6. Upon the filing of this Certificate of Incorporation with the Delaware Secretary of State, the "Conversion Price" per share of Convertible Stock shall be $444.44445, and the per share "Conversion Value" of Convertible Stock shall be $444.44445. The Conversion Price per share of Convertible Stock and the Conversion Rate shall be subject to adjustment from time to time as provided in Section
      A.7 hereof. The number of shares of Common Stock into which a share of a Convertible Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Redeemable Preferred Stock into which a share of Convertible Stock is convertible is hereinafter referred to as the "Redeemable Conversion Rate." If the holders of shares of Convertible Stock elect to convert the outstanding shares of Convertible Stock at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

            (b) Automatic Conversion Upon QPO. Each share of Convertible Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first firm commitment public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $15,000,000 at a price per share reflecting a valuation for the Corporation's equity of at least $50,000,000, and (ii) either all outstanding shares of Redeemable Preferred Stock are redeemed immediately upon and as of the closing of such offering or contemporaneously with such offering cash in an amount sufficient to redeem all outstanding shares of Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock in connection with the redemption thereof pursuant to Section B.5(a)(i) (a "QPO" or a "Qualified Public Offering"); provided that if a closing of a QPO occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Redeemable Conversion Rate in effect upon the closing of a QPO, as applicable.

            (c) Procedure for Voluntary Conversion; Effective Date. Upon election to convert pursuant to Section A.6(a), each holder of Convertible Stock (i) shall provide


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      written notice of conversion (the "Voluntary Conversion Notice") to the
      Corporation and (ii) shall surrender the certificate or certificates representing its Convertible Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The Voluntary Conversion Notice shall specify (i) the number of shares of Convertible Stock held by such holder, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock and Redeemable Preferred Stock to be issued upon such conversion and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. The issuance by the Corporation of shares of Common Stock and Redeemable Preferred Stock upon a conversion of Convertible Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Convertible Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section A.6(c), in the event that the holders of shares of Convertible Stock elect to convert such shares pursuant to Section A.6(a) in connection with any Liquidation Event or Extraordinary Transaction, (i) the Voluntary Conversion Notice shall be delivered to the Corporation no later than five (5) days before the effective date of or record date for (as applicable) such Liquidation Event or Extraordinary Transaction and such Voluntary Conversion Notice shall be effective as of, and shall in all cases be subject to, the occurrence of such Liquidation Event or closing of such Extraordinary Transaction and (ii) if such Liquidation Event or Extraordinary Transaction occurs, all outstanding shares of Convertible Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions
      (x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event or Extraordinary Transaction and (y) for the payment of the Redeemable Preferred Liquidation Preference Amount (as defined in Section B.4) in connection with any Liquidation Event or the redemption of the Redeemable


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      Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction, if applicable, as provided herein.

            (d) Procedure for Automatic Conversion. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Stock are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Convertible Stock shall be given prior written notice of the occurrence of a QPO in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the cash payment for the shares of Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i)) unless certificates evidencing such shares of the Convertible Stock being converted, or an Affidavit of Loss with respect to such certificates, is delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Stock has been converted (or the cash payment to which such holder is entitled as provided below and in Section B.5(a)(i)). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Redeemable Preferred Stock into which the shares of the Convertible Stock surrendered were convertible on the Automatic Conversion Date. Notwithstanding anything to the contrary set forth in this Section A.6(d), the Corporation may deliver, in lieu of certificates for Redeemable Preferred Stock, cash in an amount determined pursuant to Section B.5(b) hereof on account of the redemption of such Redeemable Preferred Stock, and upon payment of such cash the Redeemable Preferred Stock into which such Convertible Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

            (e) No Impairment. The Corporation shall not, by amendment of this Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the

      Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section A.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Convertible Stock and the Redeemable Preferred Stock against impairment.

            (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Stock such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock and Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

            (g) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Convertible Stock in any manner which would interfere with the timely conversion of any shares of Convertible Stock.

      7. Adjustments.

            (a) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Convertible Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

            (b) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price of the Convertible Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

            (c) In case, at any time after the date hereof, of any capital reorganization (other than a reorganization constituting an Extraordinary Transaction), or any reclassification of the stock of the Corporation (other than as a result of a stock dividend payable on shares of Common Stock in the form of Common Stock or subdivision, split-up or combination involving the Common Stock), the shares of

      Convertible Stock shall, after such capital reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification he or it had converted his or its shares of Convertible Stock into Common Stock and Redeemable Preferred Stock. The provisions of this clause (c) shall similarly apply to successive capital reorganizations or reclassifications.

            (d) All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            (e) Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Stock.

      8. Covenants. So long as any shares of Convertible Stock (or Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Convertible Stock (or Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock (or Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Stock (or Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Stock held by such holder:

            (a) (i) amend, alter or repeal any provision of, or add any provision to, Article IV of this Certificate of Incorporation, or (ii) otherwise amend, alter or repeal any provision of, or add any provision to, this Certificate of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Convertible Stock or the Redeemable Preferred Stock;

            (b) merge with or into or consolidate with another entity (other than any reincorporation merger not involving any change in the rights and obligations of the parties hereto), in either case in which the Corporation is not the surviving corporation or in which the owners of the Corporation's outstanding equity securities prior to the merger or consolidation do not own at least a majority of the outstanding equity securities of the merged as consolidated entity;

            (c) reclassify any capital stock;

            (d) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Convertible Stock or the Redeemable Preferred Stock in any respect;

            (e) apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock except from employees, officers or Directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof in connection with the grant of such stock under the Corporations's 1996 Stock Option and Grant Plan;

            (f) effect (I) any Liquidation Event, to the extent a voluntary act of the Corporation, (II) any Extraordinary Transaction or other sale or transfer of all or any substantial portion of the properties and assets of any subsidiary of the Corporation, (III) any recapitalization of the Corporation or (IV) any other transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

            (g) authorize the issuance of, issue or reserve for issuance, any equity securities (including without limitation options, warrants, convertible or exchangeable securities or rights giving the holder thereof the right to acquire equity securities or any of the foregoing) or otherwise engage in any equity financing, including without limitation in connection with a stock acquisition, but excluding the issuance of stock options for up to 10,500 shares of Common Stock (subject to adjustments for stock splits, stock dividends and the like) to directors, officers, employees, advisers and consultants on terms approved by the Board of Directors;

            (h) declare or make dividend payments on any shares of its Common Stock or any other class of its capital stock; or

            (i) enter into any agreement or arrangement or take any other action that eliminates, amends, restricts or otherwise materially adversely affects the rights of the holders of the Convertible Stock or the Redeemable Preferred Stock or its ability to perform its obligations hereunder. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate to remove promptly any impediment to its ability to redeem Convertible Stock or Redeemable Preferred Stock under the circumstances contemplated by Section A.5(e) or B.5(c).

      9. Notice

            (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5), any QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Stock (or each holder of Redeemable Preferred Stock, as applicable) at least forty-five (45) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

            (b) Waiver of Notice. The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Stock (or Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

            (c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Stock (or Redeemable Preferred Stock, as applicable).

      10. No Reissuance of Convertible Stock. No share or shares of Convertible Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Convertible Stock and the Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including without limitation however, one or more actions for specific performance.

                          B. REDEEMABLE PREFERRED STOCK

      1. Designation; Ranking. A total of 13,500 shares of the Corporation's Preferred Stock shall be designated as Redeemable Preferred Stock, $.01 par value per share (the "Redeemable Preferred Stock").

      2. Election of Directors; Voting.

            (a) Election of Directors. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the highest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock (the "Redeemable Preferred Stock Director Designee"), with votes cast against such candidate and votes withheld having no legal effect. The election of the Redeemable Preferred Stock Director Designee by the holders of the Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Convertible Stock, the Convertible Stock Director Designee then serving on the Corporation's board of directors shall continue in such capacity as the Redeemable Preferred Stock Designee. If at any time when any share of Redeemable Preferred Stock is outstanding the Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

            (b) Voting Generally. Except as set forth above with respect to the election of the Redeemable Preferred Stock Director Designee, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware.

      3. Dividends. The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends on the Redeemable Preferred Stock in cash, at the rate per annum of five percent (5%) of the Redeemable Base Liquidation Amount (as defined in Section B.4 below) per share of Redeemable Preferred Stock (a "Redeemable Cumulative Dividend"). Such dividends will accrue commencing as of the date of issuance of the Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Cumulative Dividends shall become due and payable with respect to any share of Redeemable Preferred Stock as provided in Section B.4 and Section
B.5. So long as any shares of Redeemable Preferred Stock are outstanding: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Redeemable Preferred Stock; and (B) no shares of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Redeemable Preferred Stock.

      4. Liquidation. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings as follows, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $444.44445 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock) (the "Redeemable Base Liquidation Amount"), plus
(b) any unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Section B.3 and B.5(d) hereof, plus (c) any interest accrued pursuant to Section B.5(c) (the "Redeemable Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Redeemable Preferred Stock are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

      5.    Redemption.

            (a) Redemption Events.

                  (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redemption Price specified in Section B.5(b).

                  (ii) On or After September 26, 2001. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent of the outstanding Redeemable Preferred Stock (or the holder or holders of not less than sixty-six and two thirds percent of the outstanding Convertible Stock proposing to convert the same in order to effect a redemption of the Redeemable Preferred Stock received upon such conversion hereunder) made at any time on or after September 26, 2001 the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of

            Redeemable Preferred Stock. The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Redeemable Preferred Stock (or Convertible Stock, as applicable) not less than fifteen (15) days prior written notice which notice shall set forth the date for such redemption.

                  (iii) Upon Extraordinary Transactions. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock (or Convertible Stock, as applicable, proposing to convert the same in order to effect a redemption of the Redeemable Preferred Stock received upon such conversion hereunder), the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.5). The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Stock, as applicable) not less that five (5) days prior written notice, which notice shall set forth the date for such redemption.

            (b) Redemption Date; Redemption Price. Upon the election of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock pursuant to Section B.5(a)(ii) or
      (iii), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section B.5(a) shall be referred to as a "Redemption Date." The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the sum of (x) the Redeemable Base Liquidation Amount, plus (y) any unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled under Section B.3 and Section B.5(d) hereof (the "Redemption Price"); provided, however, that if at a Redemption Date shares of Redeemable Preferred Stock are unable to be redeemed (as contemplated by Section B.5(c) below), in addition to the Redemption Price the holders of Redeemable Preferred Stock shall be entitled to any interest accrued pursuant to Section B.5(c). The Redemption Price shall be payable in cash in immediately available funds on the Redemption Date. Until the full Redemption Price, including any interest thereon, has been paid in cash for all shares of Redeemable Preferred Stock redeemed as of the applicable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to Section A.8(i). The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to Section B.5, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redemption Price of such shares shall bear interest at the rate of 10% per annum, which interest rate shall increase by an additional .5% at the end of each six (6) month period thereafter until the Redemption Price (and any interest thereon) is paid in full, subject to a maximum rate of 15% per annum and with such interest to be compounded annually. In the event the Corporation fails to redeem shares for which redemption is required pursuant to Section B.5 within twelve
      (12) months after the date on which redemption is required, for any reason, and such failure thereafter continues (the period during which such failure shall continue being referred to herein as a "Voting Period"), the number of Directors constituting the Board of Directors shall be automatically increased by a number equal to the number of Directors then constituting the Board of Directors, plus two, and the holders of shares of Redeemable Preferred Stock then outstanding shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of shares of Redeemable Preferred Stock by mailing a notice of such special meeting to such holders, such meeting to be held not less than ten (10) nor more than thirty (30) days after the date of mailing of such notice. If the Corporation fails to send a notice, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Redeemable Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of shareholders), such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of Directors prescribed in this Section B.5(c), and each share of Redeemable Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent). The terms of office of all persons who are Directors of the Corporation at the time of a special meeting of the holders of Redeemable Preferred Stock to elect Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the persons so elected by such holders, together with the remaining incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period upon the redemption of all outstanding shares of Redeemable Preferred Stock, the terms of office of the additional Directors elected by the holders of the Redeemable Preferred Stock shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of such holders to elect additional Directors pursuant to this Section B.5(c) shall cease.

            (d) Dividend After Redemption Date. From and after the closing of a QPO or an Extraordinary Transaction (in the case of a redemption pursuant to Section B.5(a)(i) or (iii)) or the date specified for redemption in the election notice of the requisite holders as set forth in Section B.5(a)(ii), no shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof, provided, however, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends through such date and interest as provided in Section B.5(c) until the date on which such shares are actually redeemed by the Corporation.

            (e) Surrender of Certificates. Each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock (or the holders of Convertible Stock, as applicable), and each surrendered certificate shall be canceled and retired. Upon receipt of the certificate or certificates, as the case may be, or an Affidavit of Loss, the Corporation shall pay the applicable Redemption Price by certified check or wire transfer.

      6. Notice. In the event that the Corporation provides or is required to provide notice to any holder of Convertible Stock or any holder of Common Stock in accordance with the provisions of this Certificate of Incorporation (including the provisions of Section A.5(c) and Section A.9) and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

      7. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      8. Covenants. So long as any shares of Redeemable Preferred Stock shall be outstanding the provisions of Section A.8 shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Convertible Stock.

                                 C. COMMON STOCK

      1. Designation; Ranking. A total of 105,500 shares of the Corporation's common stock shall be designated as Common Stock, $.01 par value per share (the "Common Stock").

      2. Voting.

            (a) Election of Directors. The holders of Common Stock voting together with the holders of outstanding Convertible Stock as a single class, shall be entitled to elect all of the Directors of the Corporation other than the Director who is subject to election by the holders of Convertible Stock or Redeemable Preferred Stock as a separate class) for so long as any shares of Convertible Stock or Redeemable Preferred Stock remain outstanding and thereafter shall be entitled to elect all of the Directors of the Corporation. Such Directors shall be the candidates receiving the highest number of affirmative votes entitled to be cast (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above.

            (b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of the Convertible Stock as a single class upon any items submitted to a vote of stockholders, except as otherwise provided herein.

      3. Dividends. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Convertible Stock and Common Stock sharing pari passu in such dividends as contemplated by Section A.3.

      4. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the


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

holders of Convertible Stock or Redeemable Preferred Stock, as applicable, are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock (and to the extent applicable under Section A.4(a) Convertible Stock) shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

      5. Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares (up to five decimal places) of Common Stock and Preferred Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock and preferred stock, or fractions thereof, may, but need not be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.

                                    ARTICLE V

      In furtherance of and not in limitation of the powers conferred by statute, it is further provided:

      1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

      2. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

                                   ARTICLE VI

      Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken, except at a duly convened meeting or by unanimous written consent of the stockholders entitled to vote thereat with respect to the matters submitted thereto, and the power of stockholders to act by other than unanimous written consent without a meeting, is specifically denied, provided that the foregoing shall not apply with respect to consent, approval or waiver rights of the holders of the Convertible or Redeemable Preferred Stock set forth herein in cases for which less than unanimous consent by the holders of such class of securities is contemplated hereby.

                                   ARTICLE VII

      To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

                                  ARTICLE VIII

      No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      Any repeal or modification of this Article VIII by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.

                                   ARTICLE IX

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 31 day of December, 1997.

                                          NATROL, INC.


                                          By: /s/ ELLIOTT BALBERT
                                             __________________________
                                             Name:  Elliott Balbert
                                             Title: President


ATTEST:


/s/ CHERYL BALBERT
_____________________________
Name:  Cheryl Balbert
Title: Secretary


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